The Ensign Group, Inc. Secures $21.5 Million Loan From RBS Asset Finance, Inc.
MISSION VIEJO, Calif., February 22, 2012 - The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of skilled nursing, rehabilitative care services, hospice care and assisted living companies, announced acquisition of a $21.5 million seven-year term loan from RBS Asset Finance, Inc., an affiliate of The Royal Bank of Scotland Group.

"The number of compelling acquisition opportunities we expect to see in 2012, along with attractive financing terms, made this a good time to tap some of the unleveraged equity in our real-estate portfolio," said Suzanne Snapper, Ensign's Chief Financial Officer. "Consistent with our past practice, we expect to continue our pattern of strategic borrowing to support the Company's continuing expansion," she added.

The new loan carries a seven-year term, with a fixed rate of 4.75%.

Greg Stapley, Ensign's Executive Vice President, attributed the company's ability to secure the loan on attractive terms to Ensign's strong balance sheet. "These loan proceeds will supplement our strong cash position and allow us to add more quality assets to our portfolio, to enhance our competitive position in our target markets and to further strengthen our balance sheet," he added.

Mr. Stapley reaffirmed that Ensign is actively seeking additional opportunities to acquire both well-performing and struggling skilled nursing, assisted living and other healthcare-related assets across the United States.

About Ensign ™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 103 facilities, three hospice companies and five home health businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska and Oregon. More information about Ensign is available at http://www.ensigngroup.net.

About RBS Asset Finance, Inc.

RBS Asset Finance, headquartered in Chicago, is The Royal Bank of Scotland's asset financing arm in the U.S.  It is a secured lender/lessor providing financing solutions to meet the equipment and growth needs of large businesses throughout the United States. RBS Asset Finance is the 8th largest bank-owned finance/leasing company in the U.S. with $5 billion in assets.

Contact Information

Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Suzanne Snapper, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net

SOURCE: The Ensign Group, Inc.